UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to § 240.14a-12

PMFG, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined). Because the issuer has an accumulated capital deficit as of its most recent balance sheet (dated January 31, 2012), under Rule 0-11(a)(4) the deemed par value of the securities is to be used:

	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CECO Environmental

Acquisition of PMFG

May 4, 2015

Operator:

Good day and welcome to the CECO Environmental conference call to discuss the acquisition of PMFG. Today’s conference is being recorded. At this time I would like to turn the conference over to Shawn Severson with Blueshirt Group. Please go ahead.

Shawn Severson:

Good morning. Thank you for joining us on CECO Environmental’s conference call and webcast to discuss the acquisition of PMFG, Inc. There is a slide deck we will be referring to today and I encourage you to download that as we will be referring to it throughout today’s call. This deck can be found on the website of both PMFG and CECO Environmental under the Investor Relations website.

On the call with me today from CECO are Jeff Lang, CEO and President, and Ed Prajzner, Chief Financial Officer, and from PMFG, Peter Burlage, CEO, and Ron McCrummen, Chief Financial Officer. Following our prepared remarks we will open the call to questions. This call is being webcast. It can be accessed at CECO’s website at cecoenviro.com. The webcast will be posted on CECO’s website for replay approximately two hours following the end of this call. The replay will stay on-site for on-demand review over the next several months.

Before we begin I would like to caution investors regarding forward-looking statements. Any statements made in today’s presentation that are not based on historical fact are forward-looking statements. Such statements are based on certain estimates and expectations and are subject to a number of risks and uncertainties. Actual future results may vary materially from those expressed or implied by the forward-looking statements. We encourage you to read the risks described in CECO’s and PMFG’s SEC filings, including CECO’s Annual Report on Form 10-K for the year ended December 31st, 2014, and PMFG’s Annual Report on Form 10-K for year ended June 28, 2014.

Except to the extent required by applicable security laws, we undertake no obligation to update or publicly revise any of the forward-looking statements we make here today, whether as a result of new information, future events or otherwise.

Today’s presentation also contains non-GAAP financial measures. For the purposes of Regulation G, a non-GAAP financial measure is a numerical measure of historical or future financial performance that excludes amounts that are included in the most directly comparable GAAP measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows or equivalent statements. In accordance with the requirement of Regulation G, the table in the Appendix to the presentation slide presents the most directly comparable GAAP measures and reconciled non-GAAP Adjusted EBITDA to the comparable GAAP measure. Adjusted EBITDA is not calculated in accordance with GAAP and should be considered supplemental to and not as a substitute for or superior to financial measures calculated in accordance with GAAP.

I now would like to turn the call over to Jeff to begin the discussion.

Jeff Lang:

Thank you, Shawn. Good morning everyone. We have great news to discuss today. This morning we announced that we are acquiring PMFG and in the process of taking a major step in the evolution of CECO and our efforts to build a global leader in environmental energy and fluid handling technologies. The combined company will have nearly a half billion in annual sales with a strong global base of operations and diverse end markets. We are very excited to welcome PMFG and their employees and customers into the CECO family.

I would now like to turn the call over to Peter Burlage, CEO of PMFG, for his opening remarks.

Peter Burlage:

Thank you, Jeff. We are excited to be joining forces with CECO and believe the scale and synergies generated by this combination are superior to what could be captured by either organization independently. We also are pleased to announce that the transaction structure will enable PMFG shareholders to participate in the upside opportunity and benefit from the strength and organization.

The PMFG team is looking forward to working with the CECO team to drive this transaction forward to benefit customers, shareholders and employees.

I would now like to turn the call back over to Jeff to provide more details on the transaction.

Jeff Lang:

Thank you, Peter. We will start off by providing an overview of the transaction structure followed by key transaction benefits and rationale. After that, I will spend some time discussing the sales synergies we expect to help to drive organic growth and conclude with the cost reductions and operating synergies we expect from the acquisition.

Let’s please turn to Slide 3. Pursuant to the terms of the Definitive Agreement, CECO will acquire all the outstanding shares of PMFG common stock in cash and stock transaction valued at $6.85 per share or roughly $150 million in equity value and $130 million of enterprise value, which represents a 48% premium to PMFG’s closing share price on May 1, 2015. This consideration will be paid at 55% in common stock and 45% in cash.

Under the terms of the merger agreement, PMFG shareholders may elect to exchange each share of PMFG common stock for either $6.85 in cash or shares of CECO common stock having an equivalent value based on the volume weighted average trading price of CECO common stock for the 15-day trading period ending on the trading day immediately preceding the closing of the acquisition subject to a collar. Overall elections are subject to pro-rations such that approximately 55% of the PMFG shares will be exchanged for stock and 45% for cash. We expect there to be approximately 33 million shares of CECO stock outstanding post closing of the transaction. Please refer to the merger agreement, which was filed this morning, for more information on the transaction structure and mechanics.

There are numerous financial benefits to the transaction and we expect it to be accretive to CECO in full year 2016. From a top line perspective, we believe the combined portfolio of products will drive organic growth from existing CECO and PMFG customers. From a cross perspective, we expect to capture approximately $15 million in annual cost synergies over the 24 months following the close of the transaction and drive margin improvements through our CECO operational excellence initiative.

The completion of the acquisition is subject to standard closing conditions including the approval of the stockholders of both CECO and PMFG and antitrust approval.

The Board of Directors of each of CECO and PMFG have unanimously approved this transaction. The CECO stockholders who own approximately 15% of the voting rights of CECO’s common stock have signed voting agreements and irrevocable proxies to vote in favor of the transaction.

I will now move on to Slide 4 to highlight some of the key transaction benefits and rationale.

First, we believe the strong strategic fit of the two organizations provides a very unique opportunity for CECO. We believe this transaction is a tremendous opportunity to improve our competitive position, drive more organic sales and truly leverage a larger footprint.

Second, this combination is extremely attractive from both a sales and cost synergy perspective.

Third, this is a key step in the evolution of CECO as we strive to build a premier organization and this transaction is critical to positioning us as a market leader in many industries, including the natural gas value chain, with scale and size.

Fourth, it enhances and adds to our mix of attractive growth markets. For example, it expands our presence along the energy value chain, bolsters our growth position in China and increases our access to the natural gas sector. We are strong believers in the long-term fundamentals of the natural gas market and this is a key expansion along with the natural gas value chain.

Fifth, it gives us another leap forward in expanding our presence in key geographies such as China, Europe and the Middle East.

Sixth, it brings us a leading portfolio of engineered products such as SCR systems and combustion control technologies.

Seventh, it allows us to increase our aftermarket and recurring sales opportunities by expanding our installed base to $5 billion. Recurring revenue sales is a key initiative for us and it adds stability and visibility to our sales base and has attractive margins.

Eighth, it provides us with the balanced portfolio with diverse end markets and geographies. I believe this is a critical attribute of industry leaders and this gives us a clear boost in our efforts.

Moving on to Slide 5, I want to highlight some of the key strategic benefits we are anticipating to help drive sales synergies and organic growth. CECO and PMFG’s products and end markets are highly complementary and when combined will represent one of the most comprehensive product portfolios in the environmental and energy industries. Although there are a significant number of benefits to this transaction, I would like to focus your attention on some of the more dominant themes.

We think there is tremendous value in combining the blue chip technology products of both companies. The portfolio will be comprised of highly respected brand-name products, 80 years on average, and a span of a variety of applications and industries. The real value of this transaction is that it enables the combined company to provide a more comprehensive customer solution from a single source provider, CECO. We view this as a significant strategic advantage in today’s market.

For some time now, CECO has been looking for ways to develop a leading selective catalytic reduction or SCR technology. We are very excited to say that PMFG brings one of the leading SCR and SNCR technologies to the portfolio, which are key components use to control emissions in large industry, utility, natural gas power generation facilities and more. In fact, PMFG is the largest global provider of SCR systems for natural gas-fired power plants. The addition of PMFG’s SCR and SNCR technology to CECO’s product portfolio is key to our goal of becoming a complete solutions provider to our customers in the power generation in large industrial end markets.

This combination also improves our penetration and product mix in very attractive markets. Specifically, it expands our presence along the energy value chain, bolsters our position in key growth markets such as China, in Europe, and increases our access to the natural gas sector. We believe the natural gas market is has particularly compelling growth prospects, and as many of you know, we have been looking to expand our position along the natural gas value chain for some time.

For those of your already familiar with CECO, you know we have a strategic focus on driving our reoccurring revenue sales higher and have made significant investments in our aftermarket sales infrastructure to make this happen. The combination will give us and even larger installed base to target. Specifically, the addition of PMFG brings CECO’s total installed base to over $5 billion, and as such, significantly expands the opportunity to drive reoccurring revenue aftermarket sales plus new systems.

Keep in mind that aftermarket sales generally provide stability to our sales stream and have attractive margins.

We are encouraged by the prospects of combining both silencer technology brands, Burgess Manning at PMFG and Aarding at CECO. We believe this will create a leading provider within the noise reduction and abatement market segment. It also will expand our product alternatives and increase our opportunities to reduce costs as we gain scale.

Next, in addition to the SCR technology, PMFG’s recently acquired CCA Combustion Systems further expands CECO’s environmental pollution control business. CCA brings us an important combustion control technology that is used to reduce air pollutants at the point of combustion for a variety of industrial facilities including global power plants, pulp and paper, and so forth. Many of those industries we fully participate in today. CCA is an ideal technology to integrate within the one CECO environmental offerings and expand CECO China’s portfolio.

I cannot emphasize enough the benefits we expect to see from the maximization of selling opportunities through each company’s respective sales channels. I also would like to point out that we see a tremendous cross-selling opportunity as we leverage our broad portfolio across our entire customer base around the world. Examples include the ability to sell PMFG’s environmental products and services through CECO’s robust sales network in North America and China, and increasing CECO’s sales through PMFG’s well-established sales channel in Europe and the Middle East.

Next, I would like to discuss the cost reductions and operating synergies we expect to gain from the combination. Please turn to Slide 6.

As many of you know, CECO has a long and successful history of implementing our operational excellence initiative. I cannot understate the importance of this in our strategy and decision to acquire PMFG. In the aggregate, we anticipate cost-out savings to be approximately $15 million and are expected to be realized over a 24-month period from the close of the transaction. These cost-out savings will be implemented through the consolidation of corporate and back-office activities, manufacturing facilities, sales offices, while maintaining a critical focus on customers, employees, supplier relationships, quality control, and of course, retention of internal talent resources.

The larger scale and scope of the business will generate numerous opportunities to improve the combined company’s overall cost structure and create operating efficiencies. We expect to generate improved margins by leveraging PMFG’s impressive gross margins while implementing CECO’s operational excellence initiative. We will focus our initial integration efforts on the following areas. Operational synergies: improving the efficiency of operating expenditures through the consolidation of services, relationships, eliminating redundant and duplicative activities, sales office rationalization, productivity and driving out SG&A expenses.

Supply chain management optimization. As you would expect there are numerous opportunities to reduce the overlap of the combined companies global footprint by optimizing and integrating their respective mobile supply chains, expanding outsourcing through an asset-light model and increasing the operational efficiencies of the combined organization’s manufacturing facilities.

Another important point I would like to highlight is that CECO organization has done a number of acquisitions in the last 24 months and we’ve had great success in achieving synergies and integrating acquired businesses in previous transactions. As such, this is not new for the CECO team and it something we are very good at.

I would now like to turn your attention to Slide 7 to discuss the combined financials and our valuation analysis. Slide 7 illustrates the pro forma 2014 sales gross margin, SG&A and EBITDA bridge of the combined companies. The combined businesses will have pro forma 2014 sales of $486 million and Adjusted EBITDA of $45 million. Assuming that we are successful in achieving the $15 million of cost reductions and operating synergies would imply 2014 Adjusted EBITDA of $60 million.

It is important to note that the pro forma CECO combined non-GAAP Adjusted EBITDA does not include the recent significant turnaround in performance at PMFG where their EBITDA for the six months ended December 28, 2014 was close to positive $3 million, reversing the approximate $6 million negative EBITDA from their previous fiscal year.

I want to talk a bit about our margin strategy and operational excellence program as we believe the integration of PMFG’s attractive gross margins with our highly efficient SG&A model is a strong combination. We have proven a number of times that we can successfully integrate and run a business at our SG&A target of 18 to 20%. For example, when we acquired Metro their SG&A was running at approximately 26% of sales, and as you can see on the slide, we now run the combined CECO businesses around 18% on a pro forma basis including acquisitions made in 2014. We believe we have the same opportunity with PMFG and will implement our operational excellence initiative to similar success.

I want to be clear on this point because our valuation model is based on very modest sales assumptions and we believe the merits of this acquisition are justified on cost synergies alone, not to mention the sales synergies we expect to help drive organic growth. We believe the PMFG business can operate at a $15 to $20 million EBITDA run rate in the next few years, driven primarily by the operating synergies that we expect to generate. This is not to imply that we don’t expect meaningful opportunity for organic sales growth from PMFG’s businesses, but rather to demonstrate our conservative approach and why this is such an attractive deal to create shareholder value. Based on our internal model analysis, this would imply evaluation of approximately 7 times forward EBITDA.

In regards to our balance sheet of financing, we have highly favorable terms in this transaction. We will increase our existing facility with Bank of America from $195 million to $220 million with an interest rate of LIBOR plus 270 basis points, plus we have a flexible loan structure leaving room for liquidity as needed. CECO has a solid history of generating strong free cash flow which we will use to quickly drive our debt coverage ratio from 2.8 post close back towards our target of 2.0.

I will now turn the call back over to Peter before closing remarks and opening up for any questions.

Peter Burlage:

Thanks, Jeff. As you can see from the strategic and financial overview set out by Jeff in his comments, we believe this plan combination has significant value for all of our stakeholders. Scale, product brands, global distribution and the diversification are all key attributes to compete in today’s market and this combination brings all of that and more. I personally am looking forward to continuing to work with the CECO team as we bring this plan together.

I will now turn the call back over to Jeff for his closing comments.

Jeff Lang:

Thank you, Peter. Concluding on Slide 8, in summary, we are excited about the merger. As you can see from the strategy we have set out in this call, we believe PMFG’s product portfolio is highly complementary to our existing businesses, while enabling us to expand into a number of new applications and growth markets. This acquisition combines two industry leaders to create a premier organization. Not only do we see compelling organic sales synergies but believe by combining PMFG’s operations into our own there are significant opportunities for cost reductions that will enable margins and expand margins and drive shareholder value. It strategically expands our presence in attractive end markets and geographies, and bolsters our aftermarket sales opportunity. We believe this transaction will result in long-term value creation to our shareholders.

I would like to thank the PMFG team for their significant work and effort on this endeavor. PMFG has a premier operation with strong talent throughout the organization and we are looking forward to their contributions to CECO, and I personally look forward to working with everyone. Our organizations share a vision of global growth, margin expansion, driving returns for our shareholders.

Finally, a special thank you to the CECO employees and the CECO management team for building a stronger, more relevant business model as it was CECO Environmental and the unique strategic fit that the PMFG Board approved to move forward with the acquisition, so thank you.

We have a lot of exciting work ahead of us. Please recognize our employees that made all this possible with PMFG. I’m excited to work with the combined employee groups to build one great exciting business together to create a more sustainable future.

We are now ready to take any questions you may have.

Operator:

Thank you. If you would like to ask a question please signal by pressing star, one on your telephone keypad. If you’re using a speaker phone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, please press star, one to ask a question.

We will go first to Brian Drab from William Blair.

Brian Drab:

Good morning.

Peter Burlage:

Good morning, Brian.

Jeff Lang:

Hey Brian. Good morning.

Brian Drab:

Hey, good morning. I guess first congratulations. This is an exciting deal. Makes a ton of sense. Not a huge surprise for that reason that it does make a ton of sense. I guess the first question is what are you going to do with your Investor Relations department?

Jeff Lang:

That is a tricky one. That’s part of my (inaudible).

Brian Drab:

Just a few questions here. First, Jeff, you mentioned I think an EBITDA run rate that you expected to be able to get to for PMGF. Can you just give me that number one more time again?

Jeff Lang:

We think and the forward EBITDA, PMFG with their excellent margins and our excellent lean operating model will be in the $15 million to $20 million per year range. That’s how our analytics are calculating that.

Brian Drab:

Okay. Fifteen to 20, got it. That makes sense, that you said 7.5 times forward EBITDA, then it’s kind of the middle of that range.

Jeff Lang:

Yes.

Brian Drab:

Okay, and then what will your debt to EBITDA ratio be at the closing of the deal?

Jeff Lang:

Roughly 2.8. Then we’re thinking around the 24-month period bring it back down to that 2.0 range that we’re very comfortable with.

Brian Drab:

Okay, got it, and that was my next question. Then how many plants does the combined company have and then what do you think might be the optimal number roughly?

Jeff Lang:

PMFG has three main plants, two in Texas and one in China. We continue to evaluate that. But a lot of the forward cost synergies are around an asset-light model, balancing internal with external fabrication and of course, finding the optimal range of bringing the hourly rate of fabrication down. So we do have a lot of strategies and synergies around that, and that is a big part of our efficiencies and plan optimization. There is a little more work that needs to be done on that and we’ll provide more detail, Brian, at closing.

Brian Drab:

Okay, great. Thanks. And then of course, Jeff, at CECO you’ve made a ton of progress improving margins to the asset-light approach and you mentioned that on the call today. Can you give us a sense for as you look at the PMFG business, how much more outsourcing could be done there. I know there’s clearly a lot of contract manufacturing already used by PMFG, but where is that business today in that respect and where could it go?

Jeff Lang:

I think part of our strategy—and we’ve done a lot of work around this Brian—we think there’s a lot more opportunity for both CECO and PMFG to keep balancing a little more external fabrication with a little less internal fabrication and that’s part of our strategy to keep moving toward an asset-light model. One of the benefits here is our businesses in

China is very busy. Our Zhongli acquisition is doing terrific. Their shop is getting full. The CECO China business in Shanghai is getting busy and our shop is getting full. What the PMFG brings us as a very large plant opportunity in China that we could load up and improve the numbers with. So there is a lot of calculations, a lot of opportunity to bring down our fixed shop costs and we have a number in mind. We have a shop overhead rate as a percent of rev that we are targeting, that we keep refining, that we will share with you more near the closing of the transaction, but I would say at least a third of the synergies should be in the global manufacturing area.

Brian Drab:

Okay, that’s helpful. And then just last, you have got an environmental business or and environmental segment coming from PMFG and then the processed product segment. Can you give us an early look at how that will integrate into your reporting structure?

Jeff Lang:

We’re going to maintain. We’ve looked at this a lot, we’ve talked about this a lot. We are going to maintain our three operating segments: environmental, fluid and filtration, and energy, and I think it’s going to be a very nice fit, feathering in the two environmental businesses and feathering in the two energy businesses, and we’ll provide probably an organizational chart at the time of closing. But I’m very excited about that. I think it’s going to fit very well. It will probably integrate similar to the way the Met-Pro environmental business feathered into the CECO environmental business to provide one CECO broader product offering to customers. We are still working on some of the management interactions there and the management integration. We will do that later on in Q4, but I think it will fit very nicely much like Met-Pro, Brian.

Brian Drab:

Okay. Thanks. Congratulations again, Jeff, and congrats, Peter, and I will follow up with you more off-line. Thanks.

Peter Burlage:

Thanks, Brian.

Operator:

Thank you. We go next to Scott Graham from Jefferies.

Scott Graham:

Hey, good morning and congratulations to all of you.

Jeff Lang:

Thank you.

Peter Burlage:

Good morning.

Scott Graham:

Good morning. So I wanted to go through some of the numbers and please keep in mind that this is really kind of somewhat back of the envelope because I’m just sort of breezing through the company’s 10-K. It looks to me like the operating income of PMFG has been essentially, call it in the million dollar range the last couple of years; last year, less than that. So it’s says to me that certainly there does seem to be a fair amount of opportunity. At the same time, $15 million, I guess my first question would be, Jeff, how much of that is from the CECO side? The 15.

Jeff Lang:

Not a whole lot. Their will be a little bit, but most of the $15 million in cost-out over the next 24 months is integrating the two businesses together and the objective here, as we may have mentioned in the script, is the shift, the PMFG 30% SG&A model closer to the CECO 20% SG&A model.

Scott Graham:

Right I guess my question would be then that the synergies are more than 10% of the target company sales, which is—that’s a pretty big number and, so I guess I would ask maybe PMFG, how can that—why hasn’t that happened sooner, or was CECO, is CECO an enabler, the ability to kind of combine costs which enables this level of synergies? What you are saying is essentially it’s going to be one-third manufacturing, two-thirds SG&A, so that’s $10 million of SG&A. Why is SG&A $10 million too high for PMFG at this point?

Peter Burlage:

A combination of that is associated with our run up in G&A and sales expenses. We’ve expanded our operations significantly over the last couple of years, so if you look back more historical, our SG&A margins weren’t as high as a percentage of revenue as what they are currently. So we certainly have spent a lot of money expanding our operations globally over the last few years and as we have talked in our previous investor calls, we have needed to improve on our revenue before we could leverage that investment. We spent a lot of money expanding into geographies such as China, as well as into the Middle East and also other products in North America. So this opportunity right-size, if you would, the G&A expense associated with that, I think that’s a significant portion of that SG&A component that Jeff and his team is looking to get out of the business. It’s certainly there because we put it in the business as we started to grow and I see the merger now of being able to sell this product and increase the revenue channels through both the Middle East with additional CECO products in that region, as well as into Asia, that is a great opportunity for driving out the SG&A costs.

Scott Graham:

Okay, you’ve answered my question then. CECO and their footprint is a real enabler for you to lower your cost footprint.

Jeff Lang:

Correct.

Peter Burlage:

Right.

Scott Graham:

Okay, great. Thank you. The other question I had is on the revenue side. Obviously, Jeff, the company has been looking to really give the organic a boost, the organic sales, pretty much like everyone else in industrial land I would add.

Jeff Lang:

Sure.

Scott Graham:

If we look across the portfolio, more diversified, the SGR, name for me, if you could Jeff, maybe a couple of things that could be the boost for the combined company’s organic.

Jeff Lang:

Sure. We believe our environmental business and our energy business could be selling the Peerless SCR technology right away, and these items are anywhere from $0.5 million to $1.5 million in range. We believe we could be selling those products on a monthly basis with our environmental offerings, and quite frankly, our energy-related businesses, we sell exhaust silencing systems to the big OEMs for natural gas turbine power and many of them buy SCR technologies and now we’re going to be in a great spot to be selling those through our customer base. Also the Peerless provides an engineered intake filter system for natural gas turbine power systems. We’ve been looking to develop that or developing a sales alliance to sell those to our OEMs. We’re now going to have inlet air filter systems to sell to that customer base so that’s another real synergistic opportunity.

Scott Graham:

Got you.

Jeff Lang:

Thirdly, we have an excellent footprint in China, a sales channel going on its eleventh year and the CCA SNCR technology will be an excellent fit for our China organization to sell and manufacture with help of the CCA management team. So there is three specific examples.

Fourthly, we have two excellent silencing business, the Burgess Manning and Aarding, two terrific names in the silencing, noise abatement applications. They sell different products, higher pressure, higher pressure applications and we are more in the lower pressure applications, so blending those sales organizations together, there will be a lot of cross-selling there and we are looking forward to driving more organic growth there.

Fourthly, CECO had a very good Q1 bookings in the organic business and CECO booked in the neighborhood of $93 million in Q1 and we’ll talk more about that on our conference call, so the sales excellence initiative is taking root at CECO.

Scott Graham:

Very good. My last question is—because I would like to maybe give you an opportunity to add point number five or six in there—the combined installed base and I know that you have really been trying to rally around this, Jeff, and I think you’ve had some success but I am sure you were hoping for more success at this time. How do we—what are the things that PMFG brings that maybe will help you on your side and what are some of the things you’ve been recently successful at helping them on their side? Because your installed base is pretty significant right now and that recurring revenue number, I’m sure you want that a lot higher than what it is. How does this enable? Is there learning from both sides?

Jeff Lang:

That is a very strategic part of the merger, Scott. I would say there’s a lot of businesses that are in different stages of developing their reoccurring revenue. We begin four or five years ago and the past couple of years we’ve been investing quite heavily in aftermarket, sales engineers, aftermarket refining the complete installed base from the data systems that go back 30, 40 years. So we’ve been chipping away at it. We are well north of a third of our businesses in that recurring revenue model. We’re gong to be updating that each quarter. To your point, we want it to be well above 40% and we can’t move there fast enough. All of our management business review sessions talk about adding resources to build the aftermarket, harvest the install base, add new products, running aftermarket marketing initiatives. So, we are now trying to get ahead of the curve. and we actually had an external marketing best practice come to our MBR to show us how to capture more of the installed base. It is our top three initiative at CECO.

I think to further add to your question, the install base at PMFG is very impressive and I think that was one of the initiatives Peter and Ron were starting to begin tasking the organization with, so we can apply all our best practices, all our aftermarket initiatives to the PMFG team and help them accelerate that, but having north of $5 million of installed base of any industrial technology company is terrific. We have to go do our job to make sure we have the products and the people and the channels in place to pull in that high-margin business.

Peter Burlage:

Maybe I could add a little more color to that from our perspective. Our CCA business is almost exclusively an aftermarket retrofit type application. It’s almost all focused on finding new opportunities to fix an installed product or refinery or power plant and equipment to meet the obligations of new regulatory requirements. Subsequent to that, we also have over almost 900 SCR installed here in the United States; a group that has gone back for almost 20-some years, in that we have never established a true aftermarket support service for that and I think with the CECO Environmental’s existing aftermarket focus, they can now in that geographic region call on our SCR systems that we have installed and look at gaining an aftermarket initiative there. We’ve never invested into the regional guys that it takes to put boots on the ground to go after those and the fact that we can have those boots on the ground selling after multiple installed environmental systems gives us a pretty significant upside opportunity.

Scott Graham:

This has been great. Thank you for all those responses, and Jeff, I’m really glad to hear that the synergy number includes very modest revenue synergies, which is something that we always welcome to hear from a company because revenue synergies are always the hardest to get to.

Jeff Lang:

Thank you, Scott.

Operator:

Thank you. We’ll go next to Rob Crystal from Goldman Sachs Asset Management.

Rob Crystal:

Good morning, Jeff. I just want to make sure I heard you correctly. The organic bookings number for CECO was $90 million did you say?

Jeff Lang:

No. The CECO total bookings for Q1 was around $93 million of new orders for Q1 2015, and I mention that because Scott brought up a question there and we will be talking more about our bookings and our revenue on our Thursday morning earnings release, Rob.

Rob Crystal:

Okay. Just one last one on that topic and then I will save the rest for Thursday. Were there one or two large orders there that drove that, or was that a pretty diversified book of business?

Jeff Lang:

Pretty diversified across the organization.

Rob Crystal:

Great. Sounds like your selling efforts are starting to pay off.

Jeff Lang:

Yes. Very excited about that.

Rob Crystal:

Thank you much.

Jeff Lang:

Thanks, Rob.

Operator:

Thank you. We go next to David Rold from Needham and Company.

David Rold:

Hi. Thank you. In know you’ve alluded to this somewhat in the prior questions, but could you just elaborate on how this merger changes or alters the strategy, specifically with regard to China?

Jeff Lang:

Good morning. It accelerates it. One of the underpinnings of this operation—one of this merger strategy is a really accelerates our activities in China and in Europe and the Middle East, but we have an excellent team in China. As you know, we have a nice organic business model that’s working and we bolted on some excellent acquisitions that fit us well, but I think the portfolio of PMFG is very good and they are probably in the early stages of trying to launch it in China. We can accelerate that similar to how we did with the Met-Pro organization the Met-Pro environmental products. It’s going to provide some manufacturing flexibility, some cost-out. We both have sales organizations based in Shanghai. We’ll be able to consolidate those so there will be a lot of cross-selling. Though PMFG was quite focused on the energy side of the equation in China, that’s beginning to take root. We are very focused on the environmental, so it’s a very good fit. We have the resources in place to take this to the next level and in the next handful of years, we should be strategically in the $100 million revenue range for Asia or better. So it is a great fit for what we are doing in Asia.

Peter Burlage:

If I could just add to that, Peerless’ environmental business inside of China and really in Asia has been very minimal. We have not had the ability to really launch our product into that, our environmental product into that market and that is something we were getting ready to put more focus and effort into because we have been dealing with a lot of growth in our environmental business here in the United States, but now with CECO Environmental presence already there, people who already have a relationship with the key customers that need that type of environmental equipment, which is predominantly power in the large industrial applications, we can go there. Our product lines in China have predominantly been with the infrastructure, the energy infrastructure, so new construction and pipeline, new construction in nuclear power plants, so this is a little bit—this gives us an opportunity to take our environmental products, which are predominantly going to going to retrofit applications, and utilize the CECO sales force that is already in place there to deliver that type of sales.

David Rold:

Okay, great. Thank you very much.

Jeff Lang:

You are welcome.

Operator:

Thank you. We go next to Gerry Sweeney from Roth Capital.

Gerry Sweeney:

Good morning guys.

Jeff Lang:

Good morning, Gerry.

Gerry Sweeney:

Question on the aftermarket at Peerless. It sounds like you don’t have all that much actual aftermarket sales as a percentage of revenue. Is that correct?

Peter Burlage:

That is correct. Our aftermarket sales is really small. We are certainly sub-10% by a pretty good margin.

Gerry Sweeney:

Okay. I just wanted to clear that up. Then Jeff, maybe you could talk a little bit about the energy side of the business, the Aarding and then Peerless’s assets. Talk about the opportunity within the value chain. Is this opportunity to get more from single projects or is this opportunity that may be Aarding could be involved in and Peerless could be involved in, and maybe how they have the opportunity to maybe sell a larger solution or several products. Is that available?

Jeff Lang:

I think you touched on many of the options we have Gerry. I think first and foremost, our Aarding and (inaudible) organization and of course the Zhongli, which is $115 million energy business globally for CECO, we would embrace the PMFG products right away, the SCR products, some of the process pressure product pipeline products and the intake filter products. I would say it’s going to be some cross-selling along many channels. There’s probably—the Aarding organization would be the first step to start quoting SCRs and intake filters with the Peerless products; that would be step one. Step two would be maybe having our traditional solid fuels business embraced some of the pipeline products and some of the energy products. They have a very nice energy business and at the same time the solid fuel business, they could also begin looking at selling the SCR technology. I also think our environmental business could do very well at selling some of the Peerless products and I think the Zhongli opportunity in China would embrace some of the products that the energy sector is offered by PMFG. So there are three or four opportunities to bolster sales, and I want to be mindful of the $15 million of synergies does not reflect sales synergies. We modeled it in a conservative fashion so there is a lot of opportunity to bolster sales and operating income driven by that.

Gerry Sweeney:

Okay, and then, how much of Peerless’ manufacturing is outsourced right now? And, you know, part B of that would be, I want to say 50, 55% of the goal may be (inaudible) maybe 70%-plus, but where is Peerless today?

Peter Burlage:

Today Peerless is roughly about 50/50. Fifty percent is going to our three facilities and 50% is outsourced to subcontractors on a revenue basis.

Gerry Sweeney:

And Jeff, my assumption is still about 50 to 55%, is that about correct right now?

Jeff Lang:

I think with the Emtrol-Buell merger we are probably in the 50% external fabrication through strategic partners, and we have opportunities to expand that to may be 70 or 75% over the next couple of years.

Gerry Sweeney:

Okay, great. Thank you, guys. That’s all from me.

Jeff Lang:

Thank you, Jerry.

Operator:

Thank you. We go next to Sean Hannon from Needham and Company.

Sean Hannon:

Hi, thanks. Good morning and congratulations on the transaction. First question here, just want to see if we could get a little more color and understanding around the customer overlap that you may have. Can you expand on that in terms of who those customers are, the nature of those customers? I could certainly go and make some intelligent guesses around that, but if there is a way if you could provide some color in that context as well as distinctively where you would expect to see revenue synergies at least as an opportunity. Thanks.

Jeff Lang:

Well first off we trade in similar industries: refinery, petrochemical, natural gas, large industrial, but we make different products. So we would be selling different products, different engineered solutions into different applications, but the same EPC firms, similar large energy customers. So I think there is a huge lift of opportunities for environmental business and energy business to be selling the Peerless product to our customer base, and the same goes for the Peerless end users looking at some of the CECO products. We have a host of—we do business with all the refineries in the world. We could be taking the Peerless products into them. Peter, do you want to add a couple of comments?

Peter Burlage:

I think we look at it, typically Peerless is OEM type customers, EPC and end users, right? So in this situation there is a lot of gas turbine companies that Aarding is calling on when they have a need for complete SCR systems Peerless would be calling on them as well. So the boiler OEM’s, that Peerless product has a lot of representation at and as to those OEM type customers are unique in the gas compressors, others, and they will have a strategy for them as to what products and services they would be looking at and then being able to cross-sell. When you get to the end user, when you get to a power plant, or you get to a refinery application, you know, it goes back to having those sales channels and having relationships with the key unit operators and things like that with inside those facilities and knowing what is coming up in the way of projects so you can put together a really a strong technical sale because as—all of our products that we sell there is a technical sales component and a commercial sales component to it, so you have first got to get technically qualified and sold, and then you can do the commercial. So having the knowledge, having the team working together to get that technical sales effort and then the commercial part will be coming out of the same purchasing department but that technical sales effort is really critical for both our products groups and working with an end user, major refineries, major power companies and energy companies having that technical expertise sales effort is critical to the long-term success of many of our product lines.

Jeff Lang:

Sean, in 2013 both organizations did a lot of work around customer lists. We put together our customer list and the various sectors and PMFG put together their customer list in the various sectors and we did a matrix of where we could sell our products into their customer base, they can sell their products in our customer base and that was one of the fundamentals of putting this transaction together. We did a lot of work around that. We think the opportunity to sell our products into each other end users customer base, OEMs and leveraging the EPC relationships is very strong and we did a ton of analytics around this in 2013.

Sean Hannon:

And I appreciate a lot of these comments and I guess where my thinking is, I certainly understand the placement of a lot of these products is certainly going to be for different solutions, but at the end of the day, in the aggregate, in looking at air pollution control technologies and so on and so forth down the road, there would be a much better pitch, at least in the progress toward a more robust portfolio. Not necessarily a one-stop shop, but if you have a very substantial overlap of that customer set but not necessarily a substantial overlap in directly competing technologies, it seems that the scale you could bring to that large overlap customer base would be pretty material and meaningful and easier to do business. So that’s why I’m trying to drive a better understanding that the overlap of the customer base. I would figure it would be pretty good, I just don’t know the degree.

Jeff Lang:

It is very good. The degree is significant and we would have zero cannibalization of products. That’s what makes this very attractive. We will provide more details at the management deck at closing so there is finer details around that the next time we discussed the PMFG CECO acquisition.

Sean Hannon:

Okay, and then a point of clarification here in terms of the $15 million in savings. So 24 months out, so is the thought process that we hit the run rate by the end of ‘17 and the first calendar year that you would get that $15 million fully realized would then be ‘18?

Jeff Lang:

I think the former is a better way to look at it. We believe—we want to be conservative with us and we want to take our time. We want to make sure we maintain our sales growth, our supply chain management and of course, the employee base is excited to sell both products but I would say the $15 million should be fully achieved clearly by the second half of ‘17.

Sean Hannon:

Okay, but it sounds like it’s a run rate. Is it a run rate or do we get full $15 million in savings and we have reached that in ‘17?

Jeff Lang:

I think that the simpler way to look at it is we believe with the CECO PMFG combination that the PMFG business will be operating in the 20% SG&A range by the second half of 2017. So I would look at the run rate for PMFG around 20% by 2017. Maybe we will get halfway to that point in 2016.

Sean Hannon:

Okay, thank you.

Jeff Lang:

Yes.

Operator:

Thank you. We go next to John Keely with Canaccord Genuity.

John Keely:

Hey, good morning folks. How are you Jeff? Congrats. Can we go back to the sales channel for a moment? The one CECO program is that going to encompass everything for the combined entity or just the CCA product line out of Peerless?

Jeff Lang:

The one CECO is an initiative we started a couple of years ago when we merged with Met-Pro that’s to make sure all the sales organization is fully trained to sell the multiple technologies to provide a better value to the end users versus selling a single product and that continues to make incremental progress each quarter. So, for example, our environmental business they will be selling not only their current CECO Met-Pro One CECO technologies; they will now be able to sell a couple few of the Peerless environmental products to their end users. So we will initiate that into the One CECO and the environmental training and sales excellence.

John Keely:

Got it. Thank you.

Jeff Lang:

Sorry, on the energy side Aarding and (inaudible) will be trained under the One CECO so it will be a Aarding, (inaudible) and Peerless One CECO initiative so that the energy end users can sell all three of the companies energy related products, so the One CECO applies to environmental and principally energy sector. Hope that helps.

John Keely:

It does. Thank you. And I’m sorry, if you reviewed this earlier, but on the recurring service CMO-type business, what sort of capabilities do you have pro forma in terms of revenues that are recurring? What sort of headcount do you need to do that, and any potential combined gross margin or EBITDA margin profile should we think about. Just ranges, Jeff, that I’m trying to think about.

Jeff Lang:

We talked a lot about that and we have put some things together, but probably John, for today, we are not ready to publish those kinds of metrics, but by the time we close and we have this call again in Q3, we will clearly be ready to put out those type of answers in a very proactive way.

John Keely:

Okay, great. And then, I’m sorry, just one last one. From a divisional perspective, any major changes in leadership or additions in terms of co-Heads of divisions, or how will that rollout, Jeff? That’s my last one. Thanks.

Jeff Lang:

We are still working on that. The good news is we have a lot of talent in both organizations and as you grow a business, you need a lot of talent and one of the learnings I’ve had with mergers and acquisitions, you not only acquire great companies, you acquire great talent and if you look at who is running CECO today, it’s a blend of the Met-Pro talent and the legacy CECO talent and when I look across PMFG, they have a lot of leadership talent and we want to utilize all the resources to grow our business across the environmental, energy and fluid-handling business and by the way, we do have aspirations to get long-term aspirations to get much bigger than the $500 million. In order to do that you have to have excellent talent. So we will have a fine-tuned organizational chart put together for you at closing, John. It is a good question. We are just not ready to answer that but those are terrific proactive questions.

John Keely:

Thanks, guys.

Operator:

Thank you. We go next to Jeff Osborne with Cowen and Company.

Jeff Osborne:

Great. Thank you for fitting me in. Congratulations on the transaction. Two quick questions Jeff. I was wondering if you could touch on the dividend strategy given the leverage here over the next 24 months, any changes there? And then recognizing following up on John’s question about the management structure and employment, just as this transaction transpires, I understand you don’t have a sense of who’s going to be running what division et cetera, but just key employment contracts. How do you approach locking down people with the combined company over the next couple of weeks as you sit down with folks?

Jeff Lang:

Two good questions. First off, we have aspirations to continue our dividend program, and number two, Peter and Ron and the team and I have talked quite a bit about retaining key talent. I think when you merge companies like this and you are becoming a bigger, broader, larger organization, the opportunities for promotions for talent—so talent retention is an enabler for us. We have aspirations to talk to the organizations and to retain talent. We also know there will be opportunities for promotions and greater responsibility with the combined organization versus separately and I think that should be an enabler to retain talent. But that is part of the integration process, it’s part of—we have not closed on the transaction, so we have to be careful, but Peter, Ron, and I have spent a lot of time talking about talent and that is a priority, to retain talent for the future.

Peter Burlage:

I would offer up that we have now brought the entire team over the wall. We were unable to bring all of the leadership team over the wall until over the last couple of days. Very, very excited across the team. So they are very energetic, very enthusiastic. They know the CECO name and are anxious to be part of the larger team. So I don’t see retention as much of an issue as we proceed forward.

Jeff Osborne:

That’s great to hear. Jeff, if I heard you right, you folks started this process in 2013 with preliminary discussions and then on and off since then? Or maybe any sense of historical perspective would be helpful.

Jeff Lang:

Well you know, CECO and PMFG have been peer companies for many, many years and we have had conversations for many years, and we will be submitting a proxy in a couple of weeks that will provide a little more color to that, but the audience and the investors should know we have been talking to PMFG off an on. A year ago the talks became more serious to put a little more strategy and details together, then of course, the last six months accelerated. But there’s been a lot of work done by both sides in this acquisition.

Jeff Osborne:

Excellent. Appreciate all the detail. Thanks, Jeff.

Jeff Lang:

You are welcome.

Operator:

As a reminder at star, one to ask a question. We go to Sachin Shay (phon) with Albert Freed (phon).

Sachin Shay:

Hi. Good morning. I just wanted to find out, so you have about a 45-day go-shop, so is that because the company was not auctioned, or were there other parties that were interested and you’re just giving them extra time? I just wanted to understand the rationale for having a go-shop and just a little bit of the background. Thank you.

Peter Burlage:

That is exactly. We did not—using this process we will go out and make sure that we have a fully vetted out go-shop process and be able to consolidate the valuation. So that is the plan.

Sachin Shay:

Okay. Then just to confirm, you said earlier, I just wanted to make sure, you are expecting $15 million to $20 million in EBITDA on a standalone basis from the deal and then the $15 million synergies. So the reason why was asking is because there was a multiple mention, but I may have missed that. Thank you.

Jeff Lang:

We have calculated that there will be approximately $15 million of cost-out synergies over the next 24 months, broken up between SG&A and supply chain, manufacturing optimization. Wwe’ve also calculated that we believe the PMFG standalone will be in the $15 million to $20 million per year in EBITDA generation.

Sachin Shay:

So based on that, it seems like incorporating the synergies that’s about five times on a pro forma two years out. Is that the right way of looking at it?

Jeff Lang:

The enterprise value is roughly $130 million and if you balance that against the $15 million to $20 million in EBITDA, you probably get a seven multiple kind of number.

Sachin Shay:

That’s before the synergies?

Jeff Lang:

Pardon me.

Sachin Shay:

I’m sorry, that’s before the synergies?

Jeff Lang:

No, no, no no. The $15 million to $20 million per year is forward EBITDA with the $15 million cost-out synergies.

Sachin Shay:

Okay, that’s what I wanted to clarify. Thank you.

Operator:

There are no further questions in the queue at this time.

Jeff Lang:

Thank you very much. We look forward to talking to you in the future.

Operator:

That does conclude today’s conference. Thank you for your participation.

Important Information for Investors and Stockholders

The information in this communication is not a substitute for the prospectus/proxy statement that CECO Environmental Corp. (“CECO”) and PMFG, Inc. (“PMFG”) will file with the SEC, which will include a prospectus with respect to shares of CECO common stock to be issued in the merger and a proxy statement of each of CECO and PMFG in connection with the merger between CECO and PMFG (the “Prospectus/Proxy Statement”). The Prospectus/Proxy Statement will be sent or given to the stockholders of CECO and PMFG when it becomes available and will contain important information about the merger and related matters, including detailed risk factors. CECO’s AND PMFG’s SECURITY HOLDERS ARE ADVISED TO READ THE PROSPECTUS/PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Prospectus/Proxy Statement and other documents that will be filed with the SEC by CECO and PMFG will be available without charge at the SEC’s website, www.sec.gov, or by directing a request when such a filing is made to (1) CECO Environmental Corp. by mail at 4625 Red Bank Road Suite 200, Cincinnati, Ohio 45227, Attention: Investor Relations, by telephone at 800-333-5475 or by going to CECO’s Investor page on its corporate website at www.cecoenviro.com; or (2) PMFG, Inc. by mail at 14651 North Dallas Parkway Suite 500, Dallas, Texas 75254, Attention: Investor Relations, by telephone at 877-879-7634, or by going to PMFG, Inc.’s Investors page on its corporate website at www.pmfginc.com. A final proxy statement or proxy/prospectus statement will be mailed to stockholders of CECO and PMFG as of their respective record dates.

The information in this communication is neither an offer to sell nor the solicitation of an offer to sell, subscribe for or buy any securities, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This communication is also not a solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Proxy Solicitation

CECO and PMFG, and certain of their respective directors, executive officers and other members of management and employees may be deemed participants in the solicitation of proxies in connection with the proposed transactions. Information about the directors and executive officers of CECO is set forth in the proxy statement for CECO’s 2015 annual meeting of stockholders and CECO’s 10-K for the year ended December 31, 2014. Information about the directors and executive officers of PMFG is set forth in the proxy statement for PMFG’s 2014 annual meeting of shareholders and PMFG’s Form 10-K for the year ended June 28, 2014. Investors may obtain additional information regarding the interests of such participants in the proposed transactions by reading the prospectus/proxy statement for such proposed transactions when it becomes available.

Non-GAAP

This communication also contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of historical or future financial performance that excludes amounts that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements). In accordance with the requirements of Regulation G, the table in the Appendix to the presentation slides, which were previously filed by CECO on May 4, 2015 as Exhibit 99.2 on a Form 8-K, presents the most directly comparable GAAP financial measure and reconciles non-GAAP adjusted EBITDA to the comparable GAAP measure. Adjusted EBITDA is not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Safe Harbor for Forward-Looking Statements

Any statements contained in this communication other than statements of historical fact, including statements about management’s beliefs and expectations of the proposed merger and related transactions and future results, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and should be evaluated accordingly. These statements are made on the basis of management’s views and assumptions regarding future events and business performance. Words such as “estimate,” “believe,” “anticipate,” “expect,” “intend,” “target,” “should,” “may,” “will” and similar expressions and their negative forms are intended to identify forward-looking statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. These risks and uncertainties include the ability to complete the proposed merger and related transactions between CECO and PMFG; the receipt of regulatory and stockholder approvals; the availability of financing contemplated by the bank commitment obtained by CECO; the ability to successfully integrate CECO’s and PMFG’s operations, product lines, technologies and employees; the ability to realize revenue and customer growth opportunities, combined revenue goals, marketing and cost synergies from the proposed merger between CECO and PMFG in a timely manner or at all; factors related to the businesses of CECO and PMFG including economic, political and financial market conditions generally and economic conditions in CECO’s and PMFG’s target markets; dependence on fixed-price contracts and the risks associated with those contracts, including actual costs exceeding estimates and method of accounting for contract revenue; fluctuations in operating results from period-to-period due to cyclicality of the businesses; the effect of the merger and related transactions on each of CECO’s and PMFG’s infrastructure, resources, and existing sales; the ability to expand operations in both new and existing markets; the potential for contract delay or cancellation; changes in or developments with respect to any litigation or investigation; unknown, underestimated or undisclosed commitments or liabilities; the potential for fluctuations in prices for manufactured components and raw materials; the potential impact of the announcement or consummation of the proposed transactions on the parties’ relationships with third parties, which may make it more difficult to maintain business and operational relationships; the substantial amount of debt expected to be incurred in connection with the proposed merger and CECO’s ability to repay or refinance it, incur additional debt in the future or obtain a certain debt coverage ratio; diversion of management time from each of CECO’s and PMFG’s ongoing operations; the impact of federal, state or local government regulations; and the effect of competition in the air pollution control and industrial ventilation industry.

These and other risks and uncertainties are discussed in more detail in CECO’s and PMFG’s current and future filings with the SEC, including CECO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 under the heading “Item 1A. Risk Factors,” which was filed with the SEC on March 18, 2015 and PMFG’s Annual Report on Form 10-K for the fiscal year ended June 28, 2014 under the heading “Item 1A. Risk Factors,” which was filed with the SEC on September 10, 2014. Many of these risks are beyond management’s ability to control or predict. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. Investors are cautioned not to place undue reliance on such forward-looking statements as they speak only as of the date the statement is made. All forward-looking statements attributable to CECO or PMFG or persons acting on behalf of either CECO or PMFG are expressly qualified in their entirety by the cautionary statements and risk factors contained in this communication and CECO’s and PMFG’s respective filings with the SEC. Forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, neither CECO nor PMFG undertakes any obligation to update or review any forward-looking statement or information, whether as a result of new information, future events or otherwise, except as required by law.